Exhibit 99.1

Sarepta Investor and Media Contact:

Erin Cox

425.354.5140

ecox@sareptatherapeutics.com

Sarepta Therapeutics Receives Notice from Department of Defense for Termination of Ebola Therapeutic Program

CAMBRIDGE, MA, October 3, 2012 – Sarepta Therapeutics, Inc. (NASDAQ: SRPT), a developer of innovative RNA-based therapeutics, received notice from the U.S. Department of Defense (DoD) that the Ebola portion of the Company’s contract for the advanced development of hemorrhagic fever virus therapeutics was terminated for the convenience of the government due to funding constraints. The DoD’s Joint Project Manager Transformational Medical Technologies (JPM-TMT) awarded this contract in July 2010 to advance a platform capability for treating both Marburg virus and Ebola virus. The Marburg portion of the contract remains in effect.

“Sarepta is moving with all practical speed to advance our platform capability through our Marburg program” said Chris Garabedian, President and CEO. “It is unfortunate that DOD’s near-term programmatic and funding issues may hinder their ability to reap the long-term strategic and economic benefits of using a single, common platform to address multiple threats. The unprecedented success of our PMOplus® chemistry against Marburg virus is helping pave the way toward our goal of providing a nimble response capability that can be applied to other biothreats, both known and unknown.”

Sarepta previously received a stop-work order for the Ebola portion of the contract which was in effect from August 2, 2012 through the termination on October 2, 2012 while JPM-TMT conducted an evaluation of its Ebola medical countermeasure candidate development efforts. JPM-TMT selected an alternative contractor’s candidate for continued development. However, upon entry into a settlement agreement between the Company and DoD regarding costs associated with the termination, the government may reserve the right under the settlement agreement to reinstate the Ebola portion of Sarepta’s contract if Sarepta’s Ebola therapeutic becomes the only alternative under which the government can fulfill its requirement because the other company fails in developing its Ebola therapeutic or is in default of contract requirements, provided that the Marburg portion of the contract is continuing at that time, or if DoD subsequently identifies additional funding to enable both companies’ Ebola medical countermeasure efforts to continue in parallel.

Earlier this year, Sarepta completed Phase I single ascending-dose studies in healthy adult volunteers with its drug candidates for the treatment of Ebola virus and Marburg virus demonstrating positive safety data for each therapeutic candidate. In September, Sarepta announced both lead candidates received Fast Track designation from the FDA.

About Ebola Virus

The hemorrhagic fever caused by the Ebola virus is severe and often fatal in humans. The disease was first recognized in 1976 and is one of two members of a family of RNA viruses called Filoviridae. The disease is generally understood to be endemic to parts of Africa. Onset of illness from Ebola virus is abrupt with symptoms that include fever, headache, muscle ache, vomiting and stomach pain. Internal and external bleeding may also be observed in some patients. There are currently no treatments for Ebola virus infection beyond supportive care and the mortality rate is very high.

About Marburg Virus

Marburg hemorrhagic fever is a severe and potentially fatal disease in humans first recognized in 1967. It is caused by an RNA virus of the Filoviridae family and is understood to be endemic to Africa. The Marburg virus is classified as a Category A bioterrorism agent by the Centers for Disease Control and Prevention, or CDC, and was determined to pose a material threat to national security and public health by the Secretary of Homeland Security in 2006. Onset of the disease is often sudden, and the symptoms include fever, chills, nausea, vomiting, chest pain and diarrhea. Increasingly severe symptoms may also include massive hemorrhaging and multiple organ dysfunctions. There are currently no treatments for Marburg virus infection beyond supportive care.

About Sarepta’s PMOplus® Chemistry

PMOplus® chemistry is an advanced generation of Sarepta’s phosphorodiamidate morpholino oligomer, or PMO, technology pioneered by Sarepta. The PMO platform is designed to provide a stable chemistry backbone with superior drug-like characteristics for Sarepta’s advanced RNA-based therapeutics. PMOplus® chemistry includes specific molecular charges positionally inserted into the PMO’s inherent charge-neutral backbone. PMOplus® has potentially broad therapeutic applications and has thus far shown to be particularly effective in increasing the potency of PMO-based oligomers.

About Sarepta Therapeutics

Sarepta Therapeutics is focused on developing first-in-class RNA-based therapeutics to improve and save the lives of people affected by serious and life-threatening rare and infectious diseases. The Company’s diverse pipeline includes its lead program eteplirsen, for Duchenne muscular dystrophy, as well as potential treatments for some of the world’s most lethal infectious diseases. Sarepta aims to build a leading, independent biotech company dedicated to translating its RNA-based science into transformational therapeutics for patients who face significant unmet medical needs. For more information, please visit us at www.sareptatherapeutics.com.

Forward-Looking Statements and Information

In order to provide Sarepta’s investors with an understanding of its current results and future prospects, this press release contains statements that are forward-looking. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Words such as “believes,” “anticipates,” “plans,” “expects,” “will,” “intends,” “potential,” “possible” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include statements about the development of Sarepta’s product candidates, their efficacy, potency and utility in the treatment of rare and infectious diseases, their potential to treat a broad number of human diseases and Sarepta’s studies.

These forward-looking statements involve risks and uncertainties, many of which are beyond Sarepta’s control. Known risk factors include, among others: clinical trials may not demonstrate safety and efficacy of any of Sarepta’s drug candidates and/or Sarepta’s antisense-based technology platform; development of AVI-7288 in Marburg may not result in funding from JPM-TMT in the anticipated amounts or on a timely basis, if at all; and any of Sarepta’s drug candidates may fail in development, may not receive required regulatory approvals, or be delayed to a point where they do not become commercially viable. Any of the foregoing risks could materially and adversely affect Sarepta’s business, results of operations and the trading price of Sarepta’s common stock. For a detailed description of risks and uncertainties Sarepta faces, you are encouraged to review Sarepta’s reports filed with the Securities and Exchange Commission. Sarepta does not undertake any obligation to publicly update its forward-looking statements based on events or circumstances after the date hereof.

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